UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 6, 2008

WEST COAST BANCORP
(Exact name of registrant as specified in charter)

Oregon
(State or other jurisdiction of incorporation)

0-10997
(SEC File Number)

93-0810577
(IRS Employer Identification No.)

5335 Meadows Road, Suite 201
Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(503) 684-0884

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     (a) In preparing the West Coast Bancorp (the “Company”) Consolidated Statement of Cash Flows for the nine months ended September 30, 2008, the Company discovered through its review and analysis process that its previously issued Consolidated Statement of Cash Flows for the six months ended June 30, 2008 contained a cash flows presentation error relating to loans transferred to Other Real Estate Owned (“OREO”). This transfer was incorrectly reflected as a cash flows activity resulting in the overstatement of both net cash used in operating activities and net cash provided by investing activities of $27.6 million for the six months ended June 30, 2008.

     The effects of the error and appropriate adjustments to individual line items of the Statement of Cash Flows for the six months ended June 30, 2008, are as follows:

	As Previously
(dollars in thousands)	Presented	Adjustments	As Restated
Increase in other real estate owned	$(27,600)	$27,600	$-
Net cash (used in) provided by operating activities	(21,158)	27,600	6,442

Loans made to customers greater than principal collected on loan	(6,966)	(27,600)	(34,566)
Net cash provided by (used in) investing activities	9,114	(27,600)	(18,486)

     The restatement does not affect the Company’s Consolidated Balance Sheets, Income Statements, Statements of Changes in Stockholders’ Equity or cash and cash equivalents as of and for the three and six months ended June 30, 2008. However, the Company will evaluate the impact of this error on its internal control over financial reporting and disclosure controls.

     On November 6, 2008, management recommended to the Company’s Audit Committee that the previously issued financial statements within the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (the “Financial Statements”) be restated to properly reflect the cash flows. The Audit Committee concurred with management’s recommendation and concluded that the Financial Statements should no longer be relied upon and should be restated. The restated Financial Statements will be filed on Form 10-Q/A promptly following the filing of this Current Report on Form 8-K.

     The Company’s Audit Committee and management have discussed the matters disclosed in this Item 4.02.(a) with the Company’s independent registered public accounting firm.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEST COAST BANCORP

Dated:	November 6, 2008	By:	/s/ Richard R. Rasmussen
Richard R. Rasmussen
Executive Vice President, General Counsel
and Secretary